Exhibit 99.1

Pacific Premier Bancorp, Inc. Announces Fourth Quarter 2018 Financial Results (unaudited) and the Initiation of a Quarterly Cash Dividend of $0.22 per Share

Fourth Quarter 2018 Summary

•	Net income of $39.6 million, or $0.63 per diluted share, which includes $2.6 million of merger-related expense

•	Return on average assets of 1.37%, return on average equity of 8.15%, and return on average tangible common equity of 16.65%

•	Efficiency ratio of 48.3%

•	Net interest margin of 4.49%, core net interest margin of 4.24%

•	Cost of deposits of 0.55% in the current quarter compared with 0.54% in the prior quarter

•	Nonperforming assets as a percent of total assets of 0.04%

•	Completed the client account and system conversion of Grandpoint Capital, Inc.

Irvine, Calif., January 29, 2019 -- Pacific Premier Bancorp, Inc. (NASDAQ: PPBI) (the “Company”), the holding company of Pacific Premier Bank (the “Bank”), reported net income for the fourth quarter of 2018 of $39.6 million, or $0.63 per diluted share, compared with net income of $28.4 million, or $0.46 per diluted share, for the third quarter of 2018 and net income of $16.2 million, or $0.36 per diluted share, for the fourth quarter of 2017. Net income for the fourth quarter of 2018 includes $2.6 million of merger-related expense associated with the acquisition of Grandpoint Capital, Inc (“Grandpoint”), which was effective as of July 1, 2018.

For the three months ended December 31, 2018, the Company’s return on average assets (“ROAA”) was 1.37%, return on average equity (“ROAE”) was 8.15%, and return on average tangible common equity (“ROATCE”) was 16.65% as compared to 1.00%, 5.95%, and 12.89%, respectively, for the three months ended September 30, 2018 and 0.87%, 5.57%, and 10.48%, respectively, for the three months ended December 31, 2017. Total assets as of December 31, 2018 were $11.5 billion compared with $11.5 billion at September 30, 2018 and $8.0 billion at December 31, 2017. A reconciliation of the non–U.S. GAAP measure of ROATCE to the U.S. GAAP measure of common stockholders' equity is set forth at the end of this press release.

Steven R. Gardner, Chairman, President and Chief Executive Officer of the Company, commented, “We delivered the highest level of quarterly earnings in our history, driven by the successful integration of Grandpoint and the synergies we anticipated from the transaction. The fourth quarter performance reflects our commitment to earnings growth, expanding client relationships, and effective expense and balance sheet management.

“In the fourth quarter, excluding $2.6 million in merger-related expense, we generated an operating ROAA of 1.43% and an operating ROATCE of 17.4%. These strong risk-adjusted returns resulted in strong capital generation that provides us the flexibility to return capital to shareholders while continuing to support our organic and acquisitive growth. Accordingly, we are pleased to announce the initiation of a quarterly cash dividend with an initial targeted payout ratio of 35%, or $0.22 per share based on fourth quarter of 2018 performance.
“Our near-term focus will be on driving earnings growth through the further expansion of our commercial client base and capitalizing on the investments in our infrastructure to realize additional operating leverage. Combined with our ability to return capital to shareholders while simultaneously growing and strengthening the franchise, we believe that we are well-positioned to create increased shareholder value going forward,” said Mr. Gardner.

FINANCIAL HIGHLIGHTS

	Three Months Ended
	December 31,	September 30,	December 31,
	2018	2018	2017
Financial Highlights	(dollars in thousands, except per share data)
Net income	$39,643	$28,392	$16,171
Diluted earnings per share	$0.63	$0.46	$0.36
Return on average assets	1.37%	1.00%	0.87%
Return on average equity	8.15%	5.95%	5.57%
Return on average tangible common equity (1)	16.65%	12.89%	10.48%
Net interest margin	4.49%	4.38%	4.56%
Core net interest margin	4.24%	4.19%	4.26%
Cost of deposits	0.55%	0.54%	0.32%
Efficiency ratio (2)	48.3%	53.5%	48.2%
Total assets	$11,487,387	$11,503,881	$8,024,501
Total deposits	$8,658,351	$8,502,145	$6,085,886
Core deposits to total deposits (3)	89%	91%	89%
Book value per share	$31.52	$30.68	$26.86
Tangible book value per share (1)	$16.97	$16.06	$15.26
Total risk-based capital ratio	12.39%	12.05%	12.46%

(1) A reconciliation of the non-U.S. GAAP measures of average tangible common equity and tangible book value per share to the U.S. GAAP measures of common stockholders' equity and book value are set forth at the end of this press release.

(2) Represents the ratio of noninterest expense less other real estate owned operations, core deposit intangible amortization and merger-related expense to the sum of net interest income before provision for loan losses and total noninterest income, less gains/(loss) on sale of securities and gain/(loss) on sale of other real estate owned.

(3) Core deposits are all transaction accounts and non-brokered certificates of deposits less than $250,000.

INCOME STATEMENT HIGHLIGHTS

Net Interest Income and Net Interest Margin

Net interest income totaled $117.5 million in the fourth quarter of 2018, an increase of $4.8 million, or 4%, from the third quarter of 2018. The increase in net interest income reflected the impact of higher interest-earning asset balances and yields as well as higher accretion income, partially offset by higher short-term borrowing costs.

Net interest margin for the fourth quarter of 2018 was 4.49% compared with 4.38% for the third quarter of 2018. The increase was primarily driven by higher accretion income of $6.3 million compared to $4.1 million in the prior quarter. Our core net interest margin, which excludes the impact of accretion, certificates of deposit mark-to-market amortization and other one-time adjustments, expanded 5 basis points to 4.24%, compared to 4.19% from the prior quarter. The increase in core net interest margin was attributable to a more favorable mix of loans and investments, and the impact of loan repricing as a result of the Federal Reserve Bank's interest rate increase in September, partially offset by higher cost of funds, specifically, higher short-term borrowing costs. Cost of deposits rose 1 basis point to 0.55% during the quarter. We anticipate our core net interest margin will be in the range of 4.15% to 4.25% in the first quarter of 2019.

Net interest income for the fourth quarter of 2018 increased $39.4 million or 50% compared to the fourth quarter of 2017. The increase was primarily related to an increase in interest-earning assets of $3.6 billion, which resulted primarily from our acquisition of Grandpoint in the third quarter of 2018 and Plaza Bancorp (“Plaza”) in the fourth quarter of 2017, as well as organic loan growth since the end of the fourth quarter of 2017.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES AND YIELD DATA

	Three Months Ended
	December 31, 2018			September 30, 2018			December 31, 2017
	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
Assets	(dollars in thousands)
Cash and cash equivalents	$230,377	$634	1.09%	$339,064	$898	1.05%	$172,644	$333	0.77%
Investment securities	1,243,240	9,046	2.91	1,198,362	8,707	2.91	824,634	5,229	2.54
Loans receivable, net (1) (2)	8,909,407	126,341	5.63	8,664,796	119,271	5.46	5,800,638	80,122	5.48
Total interest-earning assets	$10,383,024	$136,021	5.20	$10,202,222	$128,876	5.01	$6,797,916	$85,684	5.00

Liabilities
Interest-bearing deposits	$5,065,505	$12,041	0.94	$5,316,195	$11,942	0.89	$3,591,132	$4,597	0.51
Borrowings	905,300	6,434	2.82	583,400	4,221	2.87	492,850	2,917	2.35
Total interest-bearing liabilities	$5,970,805	$18,475	1.23	$5,899,595	$16,163	1.09	$4,083,982	$7,514	0.73
Noninterest-bearing deposits	$3,571,119			$3,473,056			$2,152,455
Net interest income		$117,546			$112,713			$78,170
Net interest margin (3)			4.49%			4.38%			4.56%

(1) Average balance includes loans held for sale and nonperforming loans and is net of deferred loan origination fees/costs and discounts/premiums.
(2) Includes net discount accretion of $6.3 million, $4.1 million and $4.7 million, respectively.
(3) Represents net interest income divided by average interest-earning assets.

Provision for Credit Losses

A provision for credit losses of $2.3 million was recorded for the fourth quarter of 2018, compared with a provision for credit losses of $2.0 million in the prior quarter. The fourth quarter of 2018 provision for credit losses includes a $580,000 reduction for unfunded commitments due primarily to lower loan commitments and loss rates. The prior quarter included a $335,000 provision for unfunded commitments. Higher organic loan growth and an increasing percentage of acquired loans attributable to the allowance contributed to the increase for the fourth quarter of 2018. Net charge-offs were $138,000 in the fourth quarter compared to $87,000 in the prior quarter.

Noninterest income

Noninterest income for the fourth quarter of 2018 was $7.0 million, a decrease of $1.3 million, or 15%, from the third quarter of 2018. The decrease from the third quarter of 2018 was primarily due to a $1.1 million decrease in net gain from the sale of investment securities. Other noteworthy variances include a $219,000 decrease in service charges on deposit accounts due primarily to temporary fee waivers granted during the Grandpoint system conversion, and a $341,000 decrease in earnings on bank-owned life insurance (“BOLI”), which included an increment due to death benefit in the prior quarter, partially offset by a $414,000 increase in other income primarily due to a lower net loss on Community Reinvestment Act (“CRA”) related equity investments.

During the fourth quarter of 2018, the Bank sold $26.1 million of SBA loans for a gain of $1.6 million, compared with $29.9 million of SBA loans sold at a gain of $2.0 million in the third quarter of 2018. Additionally, the B ank sold $163.2 million of non-SBA loans during the fourth quarter of 2018, to manage its overall loan growth and credit risk, for a net gain of $320,000 and did not sell any non-SBA loans during the third quarter of 2018.

We anticipate our noninterest income will range from $6.5 million to $7.0 million for the first quarter of 2019, excluding the impact, if any, of the U.S. Government shutdown on Small Business Administration (“SBA”) lending.

Noninterest income for the fourth quarter of 2018 decreased by $2.5 million, or 26%, compared to the fourth quarter of 2017. The decrease was primarily related to a $2.4 million decrease in other income from lower recoveries on pre-acquisition charged-off loans, a $1.4 million decrease in net gain from sale of loans, partially offset by a $230,000 increase in service charges on deposit accounts, a $304,000 increase in earnings on BOLI, a $263,000 increase in loan servicing fees, and a net loss from sale of investment securities of $252,000 in the fourth quarter of 2017.

	Three Months Ended
	December 31,	September 30,	December 31,
	2018	2018	2017
NONINTEREST INCOME	(dollars in thousands)
Loan servicing fees	$408	$400	$145
Service charges on deposit accounts	1,351	1,570	1,121
Other service fee income	270	317	122
Debit card interchange fee income	1,139	1,061	1,050
Earnings on BOLI	929	1,270	625
Net gain from sales of loans	1,929	2,029	3,331
Net gain (loss) from sales of investment securities	—	1,063	(252)
Other income	944	530	3,309
Total noninterest income	$6,970	$8,240	$9,451

 Noninterest Expense

Noninterest expense totaled $67.2 million for the fourth quarter of 2018, a decrease of $15.5 million, or 19%, compared with the third quarter of 2018. The decrease was primarily driven by merger-related expense of $2.6 million in the fourth quarter of 2018 compared with $14.0 million in the third quarter of 2018. Excluding merger-related expense, noninterest expense decreased $4.2 million to $64.6 million, primarily due to cost savings attributable to the acquisition of Grandpoint as compensation and benefits, data processing, and other related operating costs all decreased from the prior quarter. Compensation and benefits were equally impacted by overall lower staffing and lower incentives. The Company anticipates that total operating expense will range between $64.0 million and $67.0 million for the first quarter of 2019.

Noninterest expense grew by $17.4 million, or 35%, compared to the fourth quarter of 2017. The increase in expense was primarily related to the additional costs from the operations, personnel and branches retained from the acquisitions of Grandpoint and Plaza, core deposit intangible (“CDI”) amortization expense, combined with our continued investment in personnel to support our organic growth in loans and deposits, partially offset by the reduction in merger-related expense.

	Three Months Ended
	December 31,	September 30,	December 31,
	2018	2018	2017
NONINTEREST EXPENSE	(dollars in thousands)
Compensation and benefits	$33,838	$37,901	$25,920
Premises and occupancy	7,504	7,214	4,540
Data processing	3,868	4,095	2,498
Other real estate owned operations, net	1	—	13
FDIC insurance premiums	750	1,060	499
Legal, audit and professional expense	3,105	3,280	1,924
Marketing expense	1,700	1,569	1,364
Office, telecommunications and postage expense	1,579	1,538	927
Loan expense	1,046	1,139	746
Deposit expense	3,105	2,833	1,478
Merger-related expense	2,597	13,978	5,436
CDI amortization	4,631	4,693	2,111
Other expense	3,515	3,482	2,430
Total noninterest expense	$67,239	$82,782	$49,886

Income Tax

For the fourth quarter of 2018, our effective tax rate was 27.9% compared with 21.5% for the third quarter of 2018 and 38.6% for the fourth quarter of 2017. The increase in the effective tax rate from the third quarter of 2018 was the result of a $2.3 million one-time benefit associated with the filing of the 2017 federal and state tax returns, and the re-measurement of deferred tax items realized in the third quarter of 2018.

The decrease in the effective tax rate for the fourth quarter of 2018, compared to the fourth quarter of 2017, was primarily the result of the enactment of the Tax Cuts and Jobs Act signed into law on December 22, 2017, which among other items, reduced the federal corporate tax rate to 21% effective January 2018, from the prior maximum rate of 35%.

The Company's full year tax rate for 2018 was 25.5%. The Company anticipates the full year 2019 effective tax rate to be in the range of 27.0% to 29.0% with the first quarter of 2019 to be approximately 28.0%, consistent with the fourth quarter of 2018.

BALANCE SHEET HIGHLIGHTS

Loans

Loans held for investment totaled $8.8 billion at December 31, 2018, an increase of $77.6 million, or 1%, from September 30, 2018, and an increase of $2.6 billion, or 43%, from December 31, 2017. The increase compared to the third quarter was impacted by organic loan growth partially offset by loan sales during the fourth quarter of 2018. The increase compared to the fourth quarter of 2017 was impacted both by organic growth and by the acquisition of Grandpoint, the latter of which added $2.4 billion of loans in the third quarter of 2018 before fair value adjustments.

During the fourth quarter of 2018, the Bank generated $730.0 million of new loan commitments and $531.5 million of new loan fundings compared with $604.8 million in new loan commitments and $439.8 million in new loan fundings in the third quarter of 2018. The Bank experienced higher loan prepayments of $407.6 million in the fourth quarter compared with $336.0 million in the third quarter and sold a total of $189.3 million of loans during the fourth quarter to manage its overall loan growth rates and credit risk.

Business loans and real estate loans increased $43.9 million and $59.8 million from the third quarter of 2018, respectively, while consumer loans decreased $25.3 million from the third quarter of 2018, primarily as a result of the loan sales.

At December 31, 2018 our loans held for investment to deposit ratio was 102.1%, compared with 103.0% and 101.8% at September 30, 2018 and December 31, 2017, respectively.

The following table presents the composition of the loan portfolio as of the dates indicated:

	December 31,	September 30,	December 31,
	2018	2018	2017
	(dollars in thousands)
Business Loans:
Commercial and industrial	$1,364,423	$1,359,841	$1,086,659
Franchise	765,416	735,366	660,414
Commercial owner occupied	1,679,122	1,675,528	1,289,213
SBA	193,882	193,487	185,514
Agribusiness	138,519	133,241	116,066
Total business loans	4,141,362	4,097,463	3,337,866
Real Estate Loans:
Commercial non-owner occupied	2,003,174	1,931,165	1,243,115
Multi-family	1,535,289	1,554,692	794,384
One-to-four family	356,264	376,617	270,894
Construction	523,643	504,708	282,811
Farmland	150,502	138,479	145,393
Land	46,628	49,992	31,233
Total real estate loans	4,615,500	4,555,653	2,767,830
Consumer Loans:
Consumer loans	89,424	114,736	92,931
Gross loans held for investment	8,846,286	8,767,852	6,198,627
Deferred loan origination costs/(fees) and premiums/(discounts), net	(9,468)	(8,648)	(2,403)
Loans held for investment	8,836,818	8,759,204	6,196,224
Allowance for loan losses	(36,072)	(33,306)	(28,936)
Loans held for investment, net	$8,800,746	$8,725,898	$6,167,288

Loans held for sale, at lower of cost or fair value	$5,719	$52,880	$23,426

The total end of period weighted average interest rate on loans, excluding fees and discounts, at December 31, 2018 was 5.13%, compared with 5.08% at September 30, 2018 and 4.95% at December 31, 2017. The quarter-over-quarter and year-over-year increase reflects the impact of higher rates on new originations as well as the favorable repricing of loans as a result of the Federal Reserve Bank's interest rate increases.

The following table presents the composition of the organic loan commitments for the periods indicated:

	Three Months Ended
	December 31,	September 30,	December 31,
	2018	2018	2017
	(dollars in thousands)
Business Loans:
Commercial and industrial	$141,837	$133,938	$141,343
Franchise	82,013	60,179	65,509
Commercial owner occupied	64,349	123,785	61,323
SBA	26,884	38,103	58,333
Agribusiness	6,525	9,016	36,015
Total business loans	321,608	365,021	362,523
Real Estate Loans:
Commercial non-owner occupied	196,779	97,585	79,444
Multi-family	73,454	70,683	64,958
One-to-four family	13,029	18,056	6,644
Construction	85,327	50,182	106,092
Farmland	14,588	—	3,640
Land	4,229	1,175	5,945
Total real estate loans	387,406	237,681	266,723
Consumer Loans:
Consumer loans	20,938	2,080	18,626
Total loan commitments	$729,952	$604,782	$647,872

The weighted average rate on our new loan production was 5.35% in the fourth quarter of 2018 compared with 5.21% in the third quarter of 2018 and 5.00% in the fourth quarter of 2017.

Asset Quality and Allowance for Loan Losses

At December 31, 2018, the allowance for loan losses was $36.1 million, compared to $33.3 million at September 30, 2018 and $28.9 million at December 31, 2017, with the increases driven principally by our organic loan growth and an increasing percentage of acquired loans attributable to the allowance. Allowance for loan loss provision for the fourth quarter was $2.9 million while net charge-offs were $138,000.

The ratio of allowance for loan losses to total loans held for investment at December 31, 2018 was 0.41%, compared to 0.38% at September 30, 2018. Under the guidance of ASC 820: Fair Value Measurements and Disclosures, the fair value discount on loans acquired through bank acquisitions was $61.0 million, or 0.69% of total loans held for investment, as of December 31, 2018, compared to $71.7 million, or 0.82% of total loans held for investment, as of September 30, 2018.

Nonperforming assets totaled $5.0 million, or 0.04% of total assets, at December 31, 2018, a decrease of $2.7 million from $7.8 million, or 0.07% of total assets, at September 30, 2018. During the fourth quarter of 2018, nonperforming loans decreased $2.4 million to $4.9 million and other real estate owned decreased $209,000 to $147,000. Loan delinquencies increased to $12.9 million, or 0.15% of loans held for investment, compared to $7.7 million, or 0.09% of loans held for investment, at September 30, 2018.

	December 31,	September 30,	December 31,
	2018	2018	2017
Asset Quality	(dollars in thousands)
Nonperforming loans	$4,857	$7,268	$3,284
Other real estate owned	147	356	326
Other assets owned	13	129	—
Nonperforming assets	$5,017	$7,753	$3,610

Allowance for loan losses	$36,072	$33,306	$28,936
Allowance for loan losses as a percent of total nonperforming loans	743%	458%	881%
Nonperforming loans as a percent of loans held for investment	0.05%	0.08%	0.05%
Nonperforming assets as a percent of total assets	0.04%	0.07%	0.04%
Net loan charge-offs for the quarter ended	$138	$87	$392
Net loan charge-offs for quarter to average total loans, net (1)	—%	—%	0.01%
Allowance for loan losses to loans held for investment (2)	0.41%	0.38%	0.47%
Delinquent Loans:
30 - 59 days	$7,047	$1,977	$5,964
60 - 89 days	1,242	720	1,056
90+ days	4,564	5,048	3,039
Total delinquency	$12,853	$7,745	$10,059
Delinquency as a percent of loans held for investment	0.15%	0.09%	0.16%

(1) The ratios are less than 0.01% as of December 31, 2018 and September 30, 2018.
(2) 49% of loans held for investment include a fair value net discount of $61.0 million, as of December 31, 2018 compared with 53% and $71.7 million, respectively, as of September 30, 2018.

Investment Securities

Investment securities available for sale totaled $1.1 billion at December 31, 2018, an increase of $48.3 million, or 5%, from September 30, 2018, and an increase of $315.8 million, or 40%, from December 31, 2017. The increase in the fourth quarter of 2018 as compared to the third quarter of 2018 was primarily the result of purchases of $61.8 million and a mark-to-market fair value adjustment increase of $15.7 million, partially offset by $30.3 million in total principal payments, amortization, and redemptions.

Deposits

At December 31, 2018, deposits totaled $8.7 billion, an increase of $156.2 million, or 2%, from September 30, 2018 and an increase of $2.6 billion, or 42%, from December 31, 2017. At December 31, 2018, non-maturity deposits totaled $7.2 billion, an increase of $56 million, or 1%, from September 30, 2018 and an increase of $2.2 billion, or 45%, from December 31, 2017. During the fourth quarter of 2018, deposit increases included $61.1 million in noninterest-bearing deposits and $30.6 million in interest checking, partially offset by a $36.3 million decrease in retail certificates of deposits and a $35.7 million decrease in money market/savings deposits. Also during the quarter, the Bank added $136.5 million in brokered certificates of deposits as rates moved favorably to these sources compared with higher cost, overnight borrowings.

The $2.6 billion increase in deposits from December 31, 2017 was primarily due to the acquisition of Grandpoint in the third quarter of 2018, which contributed $2.5 billion of deposits at the time of acquisition, before purchasing accounting adjustments.

The weighted average cost of deposits for the three month period ending December 31, 2018 was 0.55%, compared with 0.54% for the third quarter of 2018 and 0.32% for the fourth quarter of 2017. The small increase in the weighted average cost of deposits from the third quarter of 2018 was primarily driven by higher rates in retail and wholesale/brokered certificates of deposit accounts, partially offset by the increase in noninterest-bearing deposits.

	December 31,	September 30,	December 31,
	2018	2018	2017
Deposit Accounts	(dollars in thousands)
Noninterest-bearing checking	$3,495,737	$3,434,674	$2,226,876
Interest-bearing:
Checking	526,088	495,483	365,193
Money market/savings	3,225,849	3,261,544	2,409,007
Retail certificates of deposit	1,009,066	1,045,334	714,751
Wholesale/brokered certificates of deposit	401,611	265,110	370,059
Total interest-bearing	5,162,614	5,067,471	3,859,010
Total deposits	$8,658,351	$8,502,145	$6,085,886

Cost of deposits	0.55%	0.54%	0.32%
Noninterest-bearing deposits as a percent of total deposits	40%	40%	37%
Non-maturity deposits as a percent of total deposits	84%	85%	82%

Borrowings

At December 31, 2018, total borrowings amounted to $778.0 million, a decrease of $194.2 million, or 20%, from September 30, 2018 and an increase of $136.6 million, or 21%, from December 31, 2017. Total borrowings for the quarter included $667.7 million of advances from the Federal Home Loan Bank of San Francisco and $110.3 million of subordinated debt. At December 31, 2018, total borrowings represented 6.8% of total assets, compared to 8.5% and 8.0%, as of September 30, 2018 and December 31, 2017, respectively.

Capital Ratios

At December 31, 2018, our ratio of tangible common equity to total assets was 10.02%, compared with
9.47% in the prior quarter, with tangible book value per share of $16.97, compared with $16.06 at September 30, 2018 and $15.26 at December 31, 2017.

At December 31, 2018, the Company had a tier 1 leverage capital ratio of 10.38%, common equity tier 1 risk-based capital ratio of 10.88%, tier 1 risk-based capital ratio of 11.13% and total risk-based capital ratio of 12.39%.

At December 31, 2018, the Bank exceeded all regulatory capital requirements with tier 1 leverage capital ratio of 11.06%, common equity tier 1 risk-based capital ratio of 11.87%, tier 1 risk-based capital ratio of 11.87% and total risk-based capital of 12.28%. These capital ratios exceeded the “well capitalized” standards defined by the federal banking regulators of 5.00% for tier 1 leverage capital, 6.50% for common equity tier 1 risk-based capital, 8.00% for tier 1 risk-based capital and 10.00% for total risk-based capital.

	December 31,	September 30,	December 31,
Capital Ratios	2018	2018	2017
Pacific Premier Bancorp, Inc. Consolidated
Tier 1 leverage ratio	10.38%	10.15%	10.61%
Common equity tier 1 risk-based capital ratio	10.88%	10.55%	10.48%
Tier 1 risk-based capital ratio	11.13%	10.81%	10.78%
Total risk-based capital ratio	12.39%	12.05%	12.46%
Tangible common equity ratio (1)	10.02%	9.47%	9.42%

Pacific Premier Bank
Tier 1 leverage ratio	11.06%	10.83%	11.59%
Common equity tier 1 risk-based capital ratio	11.87%	11.53%	11.77%
Tier 1 risk-based capital ratio	11.87%	11.53%	11.77%
Total risk-based capital ratio	12.28%	11.92%	12.22%

Share Data
Book value per share	$31.52	$30.68	$26.86
Tangible book value per share (1)	$16.97	$16.06	$15.26
Closing stock price (2)	$25.52	$37.20	$40.00
Shares issued and outstanding (2)	62,480,755	62,472,721	46,245,050
Market Capitalization (3)	$1,594,509	$2,323,985	$1,849,802

(1) A reconciliation of the non-U.S GAAP measures of tangible common equity and tangible book value per share to the U.S. GAAP measures of common stockholders' equity and book value per share is set forth at the end of this press release.

(2) As of the last trading day prior to period end.
(3) Dollars in thousands.

Dividend and Stock Repurchase Program

On January 28, 2019 the Company's Board of Directors declared a $0.22 per share dividend, payable on March 1, 2019 to shareholders of record on February 15, 2019. The Company did not repurchase any shares under the recently approved stock repurchase program, which authorized the repurchase up to $100 million of its common stock.

Conference Call and Webcast

The Company will host a conference call at 9:00 a.m. PT / 12:00 p.m. ET on January 29, 2019 to discuss its financial results. Analysts and investors may participate in the question-and-answer session. A live webcast will be available on the Webcasts page of the Company's investor relations website. An archived version of the webcast will be available in the same location shortly after the live call has ended. The conference call can be accessed by telephone at (866) 290-5977 and asking to be joined to the Pacific Premier Bancorp conference call. Additionally, a telephone replay will be made available through February 5, 2019 at (877) 344-7529, access code 10127379.

About Pacific Premier

Pacific Premier Bancorp is the holding company for Pacific Premier Bank, one of the largest banks headquartered in Southern California with approximately $11.5 billion in assets. Pacific Premier Bank is a business bank primarily focused on serving small and middle market businesses in the counties of Orange, Los Angeles, Riverside, San Bernardino, San Diego, San Luis Obispo and Santa Barbara, California, as well as markets in the states of Arizona, Nevada and Washington. Through its more than 40 depository branches, Pacific Premier Bank offers a diverse range of lending products including commercial, commercial real estate, construction, and SBA loans, as well as specialty banking products for homeowners associations and franchise lending nationwide.

FORWARD-LOOKING COMMENTS

The statements contained herein that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company including, without limitation, plans, strategies and goals, and statements about the Company’s expectations regarding revenue and asset growth, operating expense, financial performance and profitability, planned dividends, loan and deposit growth, yields and returns, loan diversification and credit management, effective tax rates, shareholder value creation and the impact of the acquisition of Grandpoint and other acquisitions.

Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. The Company cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the impact, if any, of the prolonged U.S. federal government shutdown, the expected cost savings, synergies and other financial benefits from any acquisition the Company has made or may make might not be realized within the expected time frames or at all; the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; the possibility that we may reduce or discontinue the payment of dividends on common stock, inflation, interest rate, market and monetary fluctuations; the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; the willingness of users to substitute competitors’ products and services for the Company’s products and services; the impact of changes in financial services policies, laws and regulations and of governmental efforts to restructure the U.S. financial regulatory system; technological changes; changes in the level of the Company’s nonperforming assets and charge offs; any oversupply of inventory and deterioration in values of California real estate, both residential and commercial; the effect of changes in accounting policies and practices, as may be adopted from time-to-time by bank regulatory agencies, the Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters; possible other-than-temporary impairment of securities held by us; changes in consumer spending, borrowing and savings habits; the effects of the Company’s lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; ability to attract deposits and other sources of liquidity; changes in the financial performance and/or condition of our borrowers; changes in the competitive environment among financial and bank holding companies and other financial service providers; unanticipated regulatory or judicial proceedings; and the Company’s ability to manage the risks involved in the foregoing. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the 2017 Annual Report on Form 10-K of Pacific Premier Bancorp, Inc. filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

Pacific Premier undertakes no obligation to revise or publicly release any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Contact:

Pacific Premier Bancorp, Inc.

Steven R. Gardner
Chairman, President and Chief Executive Officer
(949) 864-8000

Ronald J. Nicolas, Jr.
Senior Executive Vice President and Chief Financial Officer
(949) 864-8000

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(dollars in thousands)
(Unaudited)
	December 31,	September 30,	June 30,	March 31,	December 31,
ASSETS	2018	2018	2018	2018	2017
Cash and due from banks	$43,641	$39,485	$30,025	$42,575	$39,606
Interest-bearing deposits with financial institutions	159,765	223,727	101,443	83,481	157,558
Cash and cash equivalents	203,406	263,212	131,468	126,056	197,164
Interest-bearing time deposits with financial institutions	6,143	6,386	6,633	6,633	6,633
Investments held to maturity, at amortized cost	45,210	46,385	31,965	24,559	18,291
Investment securities available for sale, at fair value	1,103,222	1,054,877	874,700	863,243	787,429
FHLB, FRB and other stock, at cost	108,819	112,649	82,666	82,115	65,881
Loans held for sale, at lower of cost or fair value	5,719	52,880	13,879	29,034	23,426
Loans held for investment	8,836,818	8,759,204	6,277,586	6,241,841	6,196,224
Allowance for loan losses	(36,072)	(33,306)	(31,747)	(30,502)	(28,936)
Loans held for investment, net	8,800,746	8,725,898	6,245,839	6,211,339	6,167,288
Accrued interest receivable	37,837	37,683	27,420	27,073	27,060
Other real estate owned	147	356	220	206	326
Premises and equipment	64,691	66,103	54,049	53,146	53,155
Deferred income taxes, net	15,627	26,848	17,183	13,941	13,265
Bank owned life insurance	110,871	110,354	76,937	76,454	75,976
Intangible assets	100,556	105,187	37,938	40,740	43,014
Goodwill	808,726	807,892	494,672	493,785	493,329
Other assets	75,667	87,171	62,562	38,492	52,264
Total assets	$11,487,387	$11,503,881	$8,158,131	$8,086,816	$8,024,501
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposit accounts:
Noninterest-bearing checking	$3,495,737	$3,434,674	$2,349,464	$2,312,586	$2,226,876
Interest-bearing:
Checking	526,088	495,483	342,986	355,895	365,193
Money market/savings	3,225,849	3,261,544	2,446,849	2,405,869	2,409,007
Retail certificates of deposit	1,009,066	1,045,334	823,425	744,214	714,751
Wholesale/brokered certificates of deposit	401,611	265,110	345,626	373,709	370,059
Total interest-bearing	5,162,614	5,067,471	3,958,886	3,879,687	3,859,010
Total deposits	8,658,351	8,502,145	6,308,350	6,192,273	6,085,886
FHLB advances and other borrowings	667,681	861,972	379,100	483,525	536,287
Subordinated debentures	110,313	110,244	105,253	105,188	105,123
Accrued expenses and other liabilities	81,345	113,143	76,903	43,922	55,209
Total liabilities	9,517,690	9,587,504	6,869,606	6,824,908	6,782,505
STOCKHOLDERS’ EQUITY:
Common stock	617	617	459	472	458
Additional paid-in capital	1,674,274	1,671,673	1,067,907	1,065,218	1,063,974
Retained earnings	300,407	260,764	232,372	205,069	177,149
Accumulated other comprehensive (loss) income	(5,601)	(16,677)	(12,213)	(8,851)	415
Total stockholders' equity	1,969,697	1,916,377	1,288,525	1,261,908	1,241,996
Total liabilities and stockholders' equity	$11,487,387	$11,503,881	$8,158,131	$8,086,816	$8,024,501

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2018	2018	2017	2018	2017
INTEREST INCOME
Loans	$126,341	$119,271	$80,122	$415,410	$251,027
Investment securities and other interest-earning assets	9,680	9,605	5,562	33,013	18,978
Total interest income	136,021	128,876	85,684	448,423	270,005
INTEREST EXPENSE
Deposits	12,041	11,942	4,597	37,653	13,371
FHLB advances and other borrowings	4,701	2,494	1,471	11,343	4,411
Subordinated debentures	1,733	1,727	1,446	6,716	4,721
Total interest expense	18,475	16,163	7,514	55,712	22,503
Net interest income before provision for credit losses	117,546	112,713	78,170	392,711	247,502
Provision for credit losses	2,258	1,981	2,194	8,253	8,432
Net interest income after provision for credit losses	115,288	110,732	75,976	384,458	239,070
NONINTEREST INCOME
Loan servicing fees	408	400	145	1,445	787
Service charges on deposit accounts	1,351	1,570	1,121	5,128	3,273
Other service fee income	270	317	122	902	1,847
Debit card interchange fee income	1,139	1,061	1,050	4,326	2,043
Earnings on BOLI	929	1,270	625	3,427	2,279
Net gain from sales of loans	1,929	2,029	3,331	10,759	12,468
Net gain from sales of investment securities	—	1,063	(252)	1,399	2,737
Other income	944	530	3,309	3,641	5,680
Total noninterest income	6,970	8,240	9,451	31,027	31,114
NONINTEREST EXPENSE
Compensation and benefits	33,838	37,901	25,920	129,886	84,138
Premises and occupancy	7,504	7,214	4,540	24,544	14,742
Data processing	3,868	4,095	2,498	13,412	8,206
Other real estate owned operations, net	1	—	13	4	72
FDIC insurance premiums	750	1,060	499	3,002	2,151
Legal, audit and professional expense	3,105	3,280	1,924	10,040	6,101
Marketing expense	1,700	1,569	1,364	6,151	4,436
Office, telecommunications and postage expense	1,579	1,538	927	5,312	3,117
Loan expense	1,046	1,139	746	3,370	3,299
Deposit expense	3,105	2,833	1,478	9,916	6,240
Merger-related expense	2,597	13,978	5,436	18,454	21,002
CDI amortization	4,631	4,693	2,111	13,594	6,144
Other expense	3,515	3,482	2,430	12,220	8,310
Total noninterest expense	67,239	82,782	49,886	249,905	167,958
Net income before income taxes	55,019	36,190	35,541	165,580	102,226
Income tax	15,376	7,798	19,370	42,240	42,126
Net income	$39,643	$28,392	$16,171	$123,340	$60,100
EARNINGS PER SHARE
Basic	$0.64	$0.46	$0.37	$2.29	$1.59
Diluted	0.63	0.46	0.36	2.26	1.56
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	61,917,184	61,727,030	43,797,403	53,963,047	37,705,556
Diluted	62,457,100	62,361,804	44,614,348	54,613,057	38,511,261

SELECTED FINANCIAL DATA

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES AND YIELD DATA

	Three Months Ended
	December 31, 2018			September 30, 2018			December 31, 2017
	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
Assets	(dollars in thousands)
Interest-earning assets:
Cash and cash equivalents	$230,377	$634	1.09%	$339,064	$898	1.05%	$172,644	$333	0.77%
Investment securities	1,243,240	9,046	2.91	1,198,362	8,707	2.91	824,634	5,229	2.54
Loans receivable, net (1) (2)	8,909,407	126,341	5.63	8,664,796	119,271	5.46	5,800,638	80,122	5.48
Total interest-earning assets	10,383,024	136,021	5.20	10,202,222	128,876	5.01	6,797,916	85,684	5.00
Noninterest-earning assets	1,199,343			1,185,882			676,677
Total assets	$11,582,367			$11,388,104			$7,474,593
Liabilities and Equity
Interest-bearing deposits:
Interest checking	$521,778	$456	0.35	$532,246	$480	0.36	$328,938	$115	0.14
Money market	2,963,437	6,074	0.81	3,143,556	6,391	0.81	2,077,823	2,404	0.46
Savings	258,634	98	0.15	264,453	97	0.15	222,344	76	0.14
Retail certificates of deposit	1,025,311	3,842	1.49	1,059,416	3,417	1.28	671,604	1,204	0.71
Wholesale/brokered certificates of deposit	296,345	1,571	2.10	316,524	1,557	1.95	290,423	798	1.09
Total interest-bearing deposits	5,065,505	12,041	0.94	5,316,195	11,942	0.89	3,591,132	4,597	0.51
FHLB advances and other borrowings	795,029	4,701	2.35	473,197	2,494	2.09	396,248	1,471	1.47
Subordinated debentures	110,271	1,733	6.29	110,203	1,727	6.27	96,602	1,446	5.99
Total borrowings	905,300	6,434	2.82	583,400	4,221	2.87	492,850	2,917	2.35
Total interest-bearing liabilities	5,970,805	18,475	1.23	5,899,595	16,163	1.09	4,083,982	7,514	0.73
Noninterest-bearing deposits	3,571,119			3,473,056			2,152,455
Other liabilities	95,820			107,055			76,982
Total liabilities	9,637,744			9,479,706			6,313,419
Stockholders' equity	1,944,623			1,908,398			1,161,174
Total liabilities and equity	$11,582,367			$11,388,104			$7,474,593
Net interest income		$117,546			$112,713			$78,170
Net interest margin (3)			4.49%			4.38%			4.56%
Ratio of interest-earning assets to interest-bearing liabilities			173.90%			172.93%			166.45%

(1) Average balance includes loans held for sale and nonperforming loans and is net of deferred loan origination fees/costs and discounts/premiums.
(2) Includes net discount accretion of $6.3 million, $4.1 million and $4.7 million, respectively.
(3) Represents net interest income divided by average interest-earning assets.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
LOAN PORTFOLIO COMPOSITION
(dollars in thousands)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2018	2018	2018	2018	2017

Business Loans:
Commercial and industrial	$1,364,423	$1,359,841	$1,102,586	$1,062,385	$1,086,659
Franchise	765,416	735,366	708,957	692,846	660,414
Commercial owner occupied	1,679,122	1,675,528	1,310,722	1,268,869	1,289,213
SBA	193,882	193,487	176,696	182,626	185,514
Agribusiness	138,519	133,241	136,962	149,256	116,066
Total business loans	4,141,362	4,097,463	3,435,923	3,355,982	3,337,866
Real Estate Loans:
Commercial non-owner occupied	2,003,174	1,931,165	1,219,747	1,227,693	1,243,115
Multi-family	1,535,289	1,554,692	805,494	817,963	794,384
One-to-four family	356,264	376,617	249,495	266,324	270,894
Construction	523,643	504,708	321,423	319,610	282,811
Farmland	150,502	138,479	136,548	136,522	145,393
Land	46,628	49,992	30,246	34,452	31,233
Total real estate loans	4,615,500	4,555,653	2,762,953	2,802,564	2,767,830
Consumer Loans:
Consumer loans	89,424	114,736	81,973	86,206	92,931
Gross loans held for investment	8,846,286	8,767,852	6,280,849	6,244,752	6,198,627
Deferred loan origination fees and discounts, net	(9,468)	(8,648)	(3,263)	(2,911)	(2,403)
Loans held for investment	8,836,818	8,759,204	6,277,586	6,241,841	6,196,224
Allowance for loan losses	(36,072)	(33,306)	(31,747)	(30,502)	(28,936)
Loans held for investment, net	$8,800,746	$8,725,898	$6,245,839	$6,211,339	$6,167,288

Loans held for sale, at lower of cost or fair value	$5,719	$52,880	$13,879	$29,034	$23,426

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
ASSET QUALITY INFORMATION
(dollars in thousands)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2018	2018	2018	2018	2017
Asset Quality
Nonperforming loans	$4,857	$7,268	$6,039	$8,149	$3,284
Other real estate owned	147	356	220	206	326
Other assets owned	13	129	183	233	—
Nonperforming assets	$5,017	$7,753	$6,442	$8,588	$3,610

Allowance for loan losses	$36,072	$33,306	$31,747	$30,502	$28,936
Allowance for loan losses as a percent of total nonperforming loans	743%	458%	526%	374%	881%
Nonperforming loans as a percent of loans held for investment	0.05%	0.08%	0.10%	0.13%	0.05%
Nonperforming assets as a percent of total assets	0.04%	0.07%	0.08%	0.11%	0.04%
Net loan charge-offs for the quarter ended	$138	$87	$108	$687	$392
Net loan charge-offs for quarter to average total loans, net (1)	—%	—%	—%	0.01%	0.01%
Allowance for loan losses to loans held for investment	0.41%	0.38%	0.51%	0.49%	0.47%
Delinquent Loans:
30 - 59 days	$7,047	$1,977	$3,583	$6,605	$5,964
60 - 89 days	1,242	720	1,290	1,084	1,056
90+ days	4,564	5,048	2,574	5,065	3,039
Total delinquency	$12,853	$7,745	$7,447	$12,754	$10,059
Delinquency as a percent of loans held for investment	0.15%	0.09%	0.12%	0.20%	0.16%

(1) The ratios are less than 0.01% as of December 31, 2018, September 30, 2018 and June 30, 2018.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
GAAP RECONCILIATIONS
(dollars in thousands, except per share data)
For periods presented below, return on average tangible common equity is non-U.S. GAAP financial measures derived from U.S. GAAP-based amounts. We calculate these figures by excluding CDI amortization expense from net income and excluding the average CDI and average goodwill from the average stockholders' equity during the periods indicated. Management believes that the exclusion of such items from these financial measures provides useful information to gain an understanding of the operating results of our core business. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these adjusted measures, this presentation may not be comparable to other similarly titled adjusted measures reported by other companies.

	Three Months Ended
	December 31,	September 30,	December 31,
	2018	2018	2017
Net income	$39,643	$28,392	$16,171
Plus CDI amortization expense	4,631	4,693	2,111
Less CDI amortization expense tax adjustment	1,294	1,011	815
Net income for average tangible common equity	$42,980	$32,074	$17,467

Average stockholders' equity	$1,944,623	$1,908,398	$1,161,174
Less average CDI	103,434	108,258	40,274
Less average goodwill	808,516	805,116	454,362
Average tangible common equity	$1,032,673	$995,024	$666,538

Return on average equity	8.15%	5.95%	5.57%
Return on average tangible common equity	16.65%	12.89%	10.48%

Tangible book value per share and tangible common equity to tangible assets (the “tangible common equity ratio”) are non-U.S. GAAP financial measures derived from U.S. GAAP-based amounts. We calculate tangible book value per share by dividing tangible common equity by common shares outstanding, as compared to book value per share, which we calculate by dividing common stockholders' equity by shares outstanding. We calculate the tangible common equity ratio by excluding the balance of intangible assets from common stockholders' equity and dividing by tangible assets. We believe that this information is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios. Accordingly, we believe that these non-U.S. GAAP financial measures provide information that is important to investors and that is useful in understanding our capital position and ratios. However, these non-U.S. GAAP financial measures are supplemental and are not a substitute for an analysis based on U.S. GAAP measures. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titled measures reported by other companies.

	December 31,	September 30,	June 30,	March 31,	December 31,
	2018	2018	2018	2018	2017
Total stockholders' equity	$1,969,697	$1,916,377	$1,288,525	$1,261,908	$1,241,996
Less intangible assets	909,282	913,079	532,610	534,525	536,343
Tangible common equity	$1,060,415	$1,003,298	$755,915	$727,383	$705,653

Book value per share	$31.52	$30.68	$27.63	$27.12	$26.86
Less intangible book value per share	14.55	14.62	11.42	11.49	11.60
Tangible book value per share	$16.97	$16.06	$16.21	$15.63	$15.26

Total assets	$11,487,387	$11,503,881	$8,158,131	$8,086,816	$8,024,501
Less intangible assets	909,282	913,079	532,610	534,525	536,343
Tangible assets	$10,578,105	$10,590,802	$7,625,521	$7,552,291	$7,488,158

Tangible common equity ratio	10.02%	9.47%	9.91%	9.63%	9.42%